Exhibit 3.2


                 STATEMENT OF RESOLUTION ESTABLISHING SERIES OF
                         JUNIOR SERIAL PREFERRED STOCK A

                                       of

                         WINTRUST FINANCIAL CORPORATION


         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Articles of Incorporation, as amended and restated, a series of Serial Preferred Stock A, without par value, of the Company (such preferred stock being herein referred to as "Preferred Stock," which term shall include any additional shares of preferred stock of the same class heretofore or hereafter authorized to be issued by the Company), consisting of 100,000 shares is hereby created, and the voting powers, preferences and relative rights, and the qualifications, limitations or restrictions thereof, are as follows:

         Section  (1)  Designation  and  Amount.  There  shall  be a  series  of
                       ------------------------
Preferred  Stock of the Company  which  shall be  designated  as "Junior  Serial
Preferred Stock A," without par value (hereinafter called "Junior Serial Preferred Stock A"), and the number of shares constituting such series shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate pursuant to the provisions of the Illinois Business Corporation Act stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Junior Serial Preferred Stock A to a number less than that of the shares then outstanding plus the number of shares of Junior Serial Preferred Stock A issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

         Section (2) Dividends and Distributions.
                     ---------------------------


         (a) The holders of shares of Junior Serial Preferred Stock A shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash to holders of record on the first business day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Serial Preferred Stock A, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $42.50 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock (hereinafter defined) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, without par value, of the


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Company (the "Common Stock") since the immediately  preceding Quarterly Dividend
Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Serial Preferred Stock A. In the event the Company shall at any time following July 28, 1998, (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Junior Serial Preferred Stock A were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (b) The Company shall declare a dividend or distribution on the Junior Serial Preferred Stock A as provided in paragraph (A) above at the time it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

         (c) No dividend or distribution (other than a dividend payable in shares of Common Stock) shall be paid or payable to the holders of shares of Common Stock unless, at the same time as such payment is made with respect to the Common Stock or prior thereto, all accrued but unpaid dividends to the date of such dividend or distribution shall have been paid to the holders of shares of Junior Serial Preferred Stock A.

         (d) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Serial Preferred Stock A from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Serial Preferred Stock A, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Serial Preferred Stock A entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Serial Preferred Stock A in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Serial Preferred Stock A entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

         Section (3) Voting Rights.  Each share of Junior Serial Preferred Stock
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A shall  entitle the holder  thereof to 100 votes on all matters  submitted to a vote of the shareholders of the Company. Except as otherwise provided herein or by law, the holders of shares of Junior Serial Preferred Stock A and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

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         Section (4) Certain Restrictions.
                     --------------------

         (a) Whenever quarterly dividends or other dividends or distributions payable on the Junior Serial Preferred Stock A as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Serial Preferred Stock A outstanding shall have been paid in full, the Company shall not:

                  (1) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Serial Preferred Stock A;

                  (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Serial Preferred Stock A, except dividends paid ratably on the Junior Serial Preferred Stock A and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Serial Preferred Stock A, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Serial Preferred Stock A; or

                  (iv) purchase or otherwise acquire for consideration any shares of Junior Serial Preferred Stock A, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.


         (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section, purchase or otherwise acquire such shares at such time and in such manner.

         Section (5) Liquidation, Dissolution or Winding Up.
                     --------------------------------------

         (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Serial Preferred Stock A unless, prior thereto, the holders of whole shares of Junior Serial Preferred Stock A shall

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have  received  $8,500 per  share,  plus an amount  equal to accrued  and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Junior Serial A Liquidation Preference").

         (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Junior Serial A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Junior Serial Preferred Stock A, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

         Section (6) Consolidation, Merger, etc. In case the Company shall enter
                     --------------------------
into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case the shares of Junior Serial Preferred Stock A shall at the same time be similarly exchanged or converted in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Company shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or conversion of shares of Junior Serial Preferred Stock A shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section (7) Redemption. The shares of a Junior Serial Preferred Stock A
                     ----------
shall not be redeemable by the Company. The preceding sentence shall not limit the ability of the Company to purchase or otherwise deal in such shares of stock to the extent permitted by law.

         Section (8) Fractional  Shares.  Junior Serial Preferred Stock A may be
                     ------------------
issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Junior Serial Preferred Stock A.


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